Filer:	Bank of the Carolinas Corporation
Subject Company:	Randolph Bank& Trust Company
File Number:	333-144237

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports Third Quarter Earnings

MOCKSVILLE, NORTH CAROLINA, October 31, 2007 — Bank of the Carolinas Corporation (Nasdaq Capital Market: BCAR), today reported financial results for the three and nine months ended September 30, 2007.

For the three month period ended September 30, 2007, net income was $605,000, as compared to $1,148,000 in the third quarter of 2006. Diluted earnings per share were $.15 as compared to $.29 for the third quarter of 2006. For the nine months ended September 30, 2007, the Bank reported net income of $1,977,000, compared to $2,793,000 for the nine month period in 2006. Diluted earnings per share were $.50 for the nine month period, compared to $.70 per diluted share for the same period in 2006.

The decrease in net income in 2007 is due to the fact that net income in the third quarter of 2006 included a pre-tax gain of $1,755,000 on the sale of a branch location. Excluding this one time gain, net income for both the three and nine month periods in 2007 would have shown an increase compared to 2006.

During the third quarter of the 2007 the Bank opened its tenth full service office, located in Concord, NC. This is the second full service office the Bank has opened in 2007. The Bank’s new Winston-Salem office opened in February.

Total assets at September 30, 2007 amounted to $480.2 million, an increase of 11.3% when compared to the September 30, 2006 amount of $431.4 million. Net loans increased 11.3% over the prior year to $372.8 million, while deposits grew to $410.4 million, a 12.7% increase. The allowance for loan losses was 1.00% of total loans as of September 30, 2007, and the ratio of annualized net charge-offs to average loans for the nine-month period was 0.36%.

For the nine month period ended in 2007, the net interest margin declined to 3.40% from 3.87% in 2006. While this was a significant year over year decline, the net interest margin has remained stable over the last three linked quarters and did increase slightly in the third quarter versus the second quarter of 2007.

Excluding the one-time gain in 2006 mentioned above, the Company experienced growth in non-interest income of 23.1% and 23.8%, respectively, for the three and nine month periods in 2007 versus 2006. Non-interest expense decreased over the previous year for both the three and nine month periods. As a percentage of average assets, non-interest expense decreased to 2.48% for the nine month period in 2007 from 2.84% for the comparable nine month period in 2006.

As was previously announced on April 12, 2007, the Company has entered into a definitive agreement with Randolph Bank & Trust Company (Pink Sheets: RDBN) whereby Randolph Bank will be merged into Bank of the Carolinas. The transaction has received regulatory approval but is subject to shareholder approval and is expected to be consummated in the fourth quarter of 2007.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a state chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington and Winston-Salem. Common stock of the Company is traded on the NASDAQ Capital Market under the symbol BCAR.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Bank of the Carolinas Corporation undertakes no obligation to revise these statements following the date of this press release.

For further information contact:

Eric E. Rhodes

Chief Financial Officer

Bank of the Carolinas

(336) 751-5755

Additional Information and Where To Find It

The proposed merger of Randolph Bank & Trust Company (“Randolph”) into Bank of the Carolinas will be submitted to the shareholders of Bank of the Carolinas Corporation (“BOC”) and Randolph for their consideration and approval. BOC has filed a registration statement, a prospectus (which is combined with Randolph’s and BOC’s joint proxy statements) and other related documents with the SEC concerning the proposed merger. The joint proxy statement/prospectus and other relevant materials, any amendments or supplements to those documents, and any other filings containing information about Randolph or BOC, contain important information. Randolph’s and BOC’s shareholders are urged to read those documents before making any voting or investment decision with respect to the proposed merger. You may obtain a free copy of the joint proxy statement/prospectus and any other documents filed by BOC with the SEC at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement and other reports filed by Randolph with the FDIC are available for inspection at the offices of the FDIC’s Accounting and Securities Disclosure Section located at Room F-6043, 550 17th Street, N.W., Washington, DC 20429. You also may obtain copies of Randolph’s reports by calling the FDIC’s Accounting and Securities Disclosure Section at (202) 898-8913, by facsimile at (202) 898-8505, or by email at mfields@fdic.gov. In addition, you may obtain copies of the joint proxy statement/prospectus and any other documents filed with the SEC by BOC, without charge, by directing a request to the President, Bank of the Carolinas Corporation, 135 Boxwood Village, Mocksville, N.C. 27028-2941 or P.O. Box 129, Mocksville, N.C. 27028-0129, telephone (336) 751-5755. You may obtain copies of any documents filed with the FDIC by Randolph, without charge, by directing a request to the President, Randolph Bank & Trust Company, 175 N. Fayetteville Street, Asheboro, N.C. 27203-5513, or P.O. Box 1888, Asheboro, N.C. 27204-1888, telephone (336) 625-1000.

This press release does not constitute an offer of any securities for sale. Any offer is made only by the joint proxy statement/prospectus.

Participants in the Solicitation

BOC and Randolph, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the shareholders of BOC and Randolph in favor of the proposed merger. Information about BOC’s directors and executive officers and their ownership of BOC’s capital stock is contained in the proxy statement distributed by BOC in connection with the merger, which has been filed with the SEC. Information about Randolph’s directors and executive officers and their ownership of Randolph’s capital stock is contained in the proxy statement distributed by Randolph in connection with its 2007 annual meeting of shareholders and the merger, which has been filed with the FDIC. Additional information regarding the interests of those participants in the proposed merger may be obtained by reading the joint proxy statement/prospectus regarding the merger. You may obtain free copies of those documents as described above.

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands Except Share Data)

(Unaudited)

	September 30,
	2007	2006
Assets
Cash and Due from Banks	$6,728	$4,820
Interest-Bearing Deposits in Banks	165	4,679
Federal Funds Sold	4,220	5,554
Securities Available for Sale	63,997	56,277

Loans	376,560	338,651
Less, Allowance for Loan Losses	(3,778)	(3,802)

Total Loans, Net	372,782	334,849
Properties and Equipment	13,284	11,062
Other Assets	19,042	14,181

Total Assets	$480,218	$431,422

Liabilities
Non-interest Bearing Demand Deposits	$31,337	$25,969
Interest Bearing Demand Deposits	67,214	62,432
Savings Deposits	14,344	9,864
Time Deposits	297,544	265,859

Total Deposits	410,439	364,124

Borrowings	27,000	27,500
Other Liabilities	3,133	2,873

Total Liabilities	440,572	394,497

Shareholders’ Equity
Common Stock, Par Value $5 Per Share:
Authorized 15,000,000 Shares; Issued 3,869,062
Shares in 2007 and 3,825,192 Shares in 2006	19,345	19,126
Additional Paid-In Capital	11,562	11,431
Retained Earnings	8,692	6,803
Accumulated Other Comprehensive Income (Loss)	47	(435)

Total Shareholders’ Equity	39,646	36,925

Total Liabilities and Shareholders’ Equity	$480,218	$431,422

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands Except Share and Per Share Data)

(Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2007	2006	2007	2006
Interest Income
Interest and Fees on Loans	$7,659	$7,044	$22,253	$19,407
Interest on Securities	757	577	2,070	1,598
Federal Funds Sold	22	124	383	293
Deposits in Other Banks	4	8	9	14

Total Interest Income	8,442	7,753	24,715	21,312

Interest Expense
Deposits	4,296	3,607	12,857	9,276
Borrowed Funds	333	333	921	978

Total Interest Expense	4,629	3,940	13,778	10,254

Net Interest Income	3,813	3,813	10,937	11,058
Provision for Loan Losses	546	678	1,020	975

Net Interest Income After Provision for Loan Losses	3,267	3,135	9,917	10,083

Other Income
Customer Service Fees	259	247	761	713
Mortgage Loan Broker Fees	78	54	140	135
Investment Services	99	66	198	66
Income from Bank Owned Life Insurance	89	51	257	151
Gain on Sale of Branch	—	1,755	—	1,755
Other Income	29	32	99	110

Total Other Income	554	2,205	1,455	2,930

Noninterest Expense
Salaries and Benefits	1,543	1,773	4,478	4,590
Occupancy and Equipment	447	357	1,286	1,029
Other Noninterest Expense	979	1,414	2,771	3,042

Total Noninterest Expense	2,969	3,544	8,535	8,661

Income Before Income Taxes	852	1,796	2,837	4,352
Income Taxes	247	648	860	1,559

Net Income	$605	$1,148	$1,977	$2,793

Earnings Per Share
Basic	$0.16	$0.30	$0.52	$0.73
Diluted	$0.15	$0.29	$0.50	$0.70
Weighted Average Shares Outstanding
Basic	3,856,660	3,825,192	3,841,070	3,825,192
Diluted	3,940,105	3,963,896	3,945,242	3,964,123

Bank of the Carolinas Corporation

Performance Ratios

	As of or for the Nine Months Ended Sept. 30,
	2007	2006	Change*
Financial Ratios
Return On Average Assets **	0.57%	0.92%	(35)	BP
Return On Average Shareholders’ Equity **	6.84%	10.41%	(357)
Net Interest Margin **	3.40%	3.87%	(47)

Asset Quality Ratios
Net-chargeoffs to Average Loans **	0.36%	0.20%	16	BP
Nonperforming Loans To Total Loans	0.55%	0.78%	(23)
Nonperforming Assets To Total Assets	0.83%	0.87%	(4)
Allowance For Loan Losses To Total Loans	1.00%	1.12%	(12)

*	BP denotes basis points.
**	Ratio annualized.